UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Ryder System, Inc.
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

[The following is an e-mail to Company employees sent on April 10, 2024 from Robert E. Sanchez, Board Chair and Chief Executive Officer]

Subject: Important Message to Employee Shareholders - VOTE YOUR RYDER SHARES!

If you own shares of Ryder stock, you should have received proxy materials for our 2024 Annual Meeting of Shareholders, being held in person on Friday, May 3, 2024, at the Hotel Colonnade Coral Gables, 180 Aragon Avenue, Coral Gables, Florida. At this meeting, our shareholders, including many of you, will vote on five proposals.

As in the past, we ask that you vote with the Board’s recommendations in the Proxy Statement:
•“FOR” each of the director nominees in Proposal 1
•“FOR” Proposals 2 and 3
•“AGAINST” shareholder Proposals 4 and 5
Your vote is important because our Board opposes shareholder Proposals 4 and 5, which are both on the ballot. Proposal 4 would require the Company to issue greenhouse gas (“GHG”) emissions reduction targets aligned with the Paris Agreement, and Proposal 5 would require the Company to prepare a “Just Transition” report disclosing the impact of our climate change strategy on relevant stakeholders. We believe these shareholder proposals are unnecessary given our wide range of existing sustainability and other disclosures and would be an inefficient use of the Company’s resources that would divert management’s attention, increase costs, and provide limited benefit to our shareholders and other stakeholders. As such, the Board recommends a vote AGAINST both Proposals 4 and 5.

As disclosed in our annual Corporate Sustainability Report (“CSR”) and CDP Climate Change Response (“CDP”), we remain focused on responsibly managing our environmental footprint for the benefit of our shareholders and key stakeholders. We strive to approach our sustainability initiatives in a thoughtful and purposeful manner. We achieved our near-term Scope 1, 2 and 3 GHG emissions reduction targets ahead of schedule, we invest in our employees and in the communities in which we operate, we assess our environmental impact across our supply chain, including assessing our key suppliers against our Supplier Code of Conduct, and we engage our shareholders on sustainability initiatives and have received support for our environmental reporting. For the Board’s full statement in opposition of Proposals 4 and 5, please refer to our 2024 Proxy Statement.

Note About Accessing Proxy Materials:

If you own Ryder shares that are fully vested (e.g., through your 401(k), the Employee Stock Purchase Plan, or through Ryder’s Equity and Incentive Compensation Plan), you should have received a notice with instructions on how to electronically access the proxy materials and vote your shares. If you own shares through multiple accounts, you should have received a separate notice with a 16-digit control number to vote your shares in each account. Vote by 11:59 p.m. ET on May 2, 2024 for shares held directly, and by 11:59 p.m. ET on April 30, 2024 for shares held in a plan.

Employees who elected to receive their account materials electronically should have received an e-mail notice in March 2024. Please make sure to check your junk folder if you do not find it in your inbox. Depending on how you own your shares, your notice could have come from one or more of the following entities:

•RYDER SYSTEM, INC.
•MORGAN STANLEY SMITH BARNEY
•FIDELITY INVESTMENTS
•NATIONAL FINANCIAL SERVICES (FIDELITY)
•REGISTRAR@PROXYVOTE.COM

Thank you for your continued support,

Robert Sanchez
Board Chair and CEO